Exhibit 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/393-0227

FOR IMMEDIATE RELEASE

Contact:	Mary Doyle
Vice President
Investor Relations
(800)225-0135
(214)528-5588

HALLWOOD GROUP REPORTS RESULTS FOR
THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

Dallas, Texas, March 31, 2005 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the fourth quarter and year ended December 31, 2004.

For the quarter, income from continuing operations was $37.9 million, or $25.18 per share (assuming dilution), compared to income of $497,000, or $0.36 per share in 2003, on revenue of $39.2 million and $29.5 million, respectively. Income from continuing operations included a gain from sale of investment in affiliated Hallwood Energy Corporation in the amount of $62.3 million. Net income was $38.5 million in 2004, or $25.58 per share, compared to $421,000 in 2003, or $0.30 per share. Income from discontinued operations was $604,000, or $0.40 per share, compared to a loss from discontinued operations of $76,000, or $0.06 per share, in the 2003 quarter.

For the year, income from continuing operations was $54.7 million, or $36.79 per share, compared to income of $3.7 million, or $2.59 per share, in 2003, on revenue of $137.3 million and $104.7 million, respectively. Net income was $94.5 million in 2004, or $63.55 per share, compared to $7.4 million or $5.30 per share, in 2003. The 2004 results included income from discontinued operations of $39.8 million, or $26.76 per share, which included a gain from sale of the Company’s investments in Hallwood Realty Partners, L.P. of $46.1 million, compared to income of $3.8 million or $2.71, per share, in 2003.

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Following is a comparison of results for the fourth quarters and years ended December 31, 2004 and 2003:

Textile Products. The textile products segment reported income before tax of $4.4 million for the 2004 quarter, on revenue of $38.2 million, compared to income before tax of $1.2 million, on revenue of $29.5 million in 2003.

For the year, the textile products segment reported income before tax of $18.1 million in 2004, on revenue of $136.3 million, compared to income before tax of $6.0 million, on revenue of $104.7 million in 2003.

The increases in both revenue and income in 2004 were the result of increased sales of specialty fabric to U.S. military contractors and higher margins.

Other Income (Loss). Other income (loss), which consisted principally of the gain on sale of the Company’s investment in affiliated Hallwood Energy Corporation, was $52.5 million in the 2004 quarter, compared to a loss of $53,000 in 2003.

For the 2004 and 2003 years, income was $54.1 million and $804,000, respectively.

Income Taxes. The 2004 quarter income tax expense attributable to continuing operations was $16.6 million and included a current federal tax expense of $10.0 million, a non-cash deferred federal tax expense of $6.6 million and state tax expense of $68,000. The 2003 quarter income tax expense was $173,000 and included a current federal tax benefit of $5,000 a deferred federal tax benefit of $50,000 and state tax expense of $228,000.

For the 2004 year, income tax expense attributable to continuing operations was $11.1 million, which included a current federal tax of $10.4 million, a deferred federal tax benefit of $900,000 and state tax expense of $1.6 million. For the 2003 year, income tax expense attributable to continuing operations was $1.7 million, which included a current federal tax benefit of $5,000, a deferred federal tax expense of $822,000 and state taxes of $908,000.

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The following table sets forth selected financial information for the quarters and years ended December 31, 2004 and 2003, respectively.

THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue	$39,209	$29,481	$137,280	$104,720

Other income (loss)	$52,455	$(53)	$54,108	$804

Income from continuing operations before income taxes	$54,516	$670	$65,779	$5,379
Income taxes expense	16,597	173	11,079	1,725

Income from continuing operations	37,919	497	54,700	3,654
Income (loss) from discontinued operations, net of tax	604	(76)	39,785	3,771

Net income	38,523	421	94,485	7,425
Cash dividend on preferred stock	—	—	—	(50)

Net income available to common stockholders	$38,523	$421	$94,485	$7,375

PER COMMON SHARE
BASIC:
Income from continuing operations	$28.60	$0.38	$41.24	$2.68
Income (loss) from discontinued operations	0.45	(0.06)	30.00	2.79

Net income	$29.05	$0.32	$71.24	$5.47

Weighted average shares outstanding	1,326	1,326	1,326	1,347

ASSUMING DILUTION:
Income from continuing operations	$25.18	$0.36	$36.79	$2.59
Income (loss) from discontinued operations	0.40	(0.06)	26.76	2.71

Net income	$25.58	$0.30	$63.55	$5.30

Weighted average shares outstanding	1,506	1,400	1,487	1,390

Certain statements in this press release may constitute “forward-looking statements”, which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.

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